UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 17, 2004

FUELCELL ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Great Pasture Road, Danbury, Connecticut	06813
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (203) 825-6000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On November 17, 2004, FuelCell Energy, Inc. completed a $100 million offering of 100,000 shares of 5% Series B Cumulative Convertible Perpetual Preferred Stock (Liquidation Preference $1,000) (“Series B Preferred Stock”).

The Series B Preferred Stock pays cumulative annual dividends of $50 per share which are payable quarterly in arrears on February 15, May 15, August 15 and November 15, commencing February 15, 2005, when, as and if declared by the board of directors. Dividends will be paid on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the shares of our Series B Preferred Stock will accumulate and be cumulative from the date of original issuance. Accumulated dividends on the shares of our Series B Preferred Stock will not bear any interest.

We may, at our option, pay dividends:

•	in cash; or
•	in shares of our common stock delivered to the transfer agent to be sold on the holders’ behalf, resulting in net cash proceeds to be distributed to the holders in an amount equal to the cash dividend otherwise payable.

A holder may elect to receive the shares of common stock in lieu of the proceeds of a sale by the transfer agent.

A share of our Series B Preferred Stock may be converted at any time, at the option of the holder, into 85.1064 shares of our common stock (which is equivalent to an initial conversion price of $11.75 per Series B preferred share) plus cash in lieu of fractional shares. The conversion rate is subject to adjustment upon the occurrence of certain events, as described below, but will not be adjusted for accumulated and unpaid dividends. Upon conversion, holders will not receive a cash payment for any accumulated dividends. Instead accumulated dividends, if any, will be cancelled.

On or after November 20, 2009 we may, at our option, cause shares of our Series B Preferred Stock to be automatically converted into that number of shares of our common stock that are issuable at the then prevailing conversion rate. We may exercise our conversion right only if the closing price of our common stock exceeds 150% of the then prevailing conversion price for 20 trading days during any consecutive 30 trading day period.

If there is a fundamental change in the ownership or control of FuelCell Energy or our shares are no longer publicly traded, the holders of our Series B Preferred Stock may require us to purchase all or part of their shares. The redemption price would equal to 100% of the liquidation preference of the shares of our Series B Preferred Stock to be repurchased, plus accrued and unpaid dividends, if any.

If holders of our Series B Preferred Stock elect to convert their shares in connection with such a fundamental change, we will in certain circumstances increase the conversion rate by a number of additional shares of common stock upon conversion or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that shares of our Series B Preferred Stock are converted into shares of a acquiring or a company surviving a merger of FuelCell Energy into a third-party.

The conversion price of the Series B Preferred Stock adjusts to prevent dilution of its holders’ interest in FuelCell Energy. The adjustment occur in the following circumstances:

•	Issuances of common stock as a dividend or distribution to holders of our common stock.
•	Common stock share splits or share combinations
•	Issuance to holders of our common stock of any rights, warrant or options to purchase our common stock for a period of less than 60 days.
•	Distributions of asset, evidences of indebtedness or other property to holders of our common stock
•	Cash dividends to holders of our common stock
•	A subsidiary purchases our common stock in a tender offer

     The offering was not registered under the Securities Act of 1933, but relied on exceptions to registration promulgated by the Securities and Exchange Commission in Rule 144A and Regulation S. The Series B Preferred Stock was initially purchased by Citigroup Global Markets Inc., RBC Capital Markets Corporation, Adams Harkness, Inc., and Lazard Freres & Co., LLC. These initial purchasers propose to resell the shares to qualified institutional buyers (as defined under Rule 144A) in reliance on Rule 144A and outside the United States in reliance on Regulation S.

The offering produced net proceeds to us of approximately $93.5 million after offering discounts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: November 17, 2004	By:	/s/ Joseph G. Mahler
Joseph G. Mahler
Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer